Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-152120 and 333-103278 on Form S-8 of Mission Community Bancorp of our report dated March 30,2012, relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Mission Community Bancorp for the year ended December 31, 2011.

/s/ McGLADREY & PULLEN, LLP

Las Vegas, Nevada
March 30,2012